April 14, 1992



Board of Directors
Principal Mutual Life Insurance Company
711 High Street
Des Moines, IA 50392

Re       Separate Account B

Gentlemen

The establishment of Separate Account B by the Board of Directors of Principal Mutual Life Insurance Company as a separate account for assets applicable to variable annuity contracts, pursuant to the then existing provisions of the Code of Iowa applicable to the establishment of separate accounts by Iowa domiciled life insurance companies, was supervised by the office of General Counsel of the Company. I have supervised the preparation of the Registration Statement on Form N-4 to be filed by Principal Mutual Life Insurance Company with the Securities and Exchange Commission under the Securities Act of 1933 with respect to the Personal Variable and Premier Variable Group Variable Annuity Contracts.

It is my opinion that:

1. Separate Account B is a separate account of the Company duly created and validly existing pursuant to Iowa law, currently consisting of three distinct Divisions.

2. The Personal Variable and Premier Variable Group Variable Annuity contracts, when issued in accordance with the Prospectuses contained or referred to in the Registration Statement and upon compliance with applicable local law, will be legal and binding obligations of the Company enforceable in accordance with their terms.

3. All income and expenses and all gains and losses, whether or not realized, of Separate Account B, shall be credited to or charged against those assets, without regard to income and expenses or gains and losses of the Company.


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Board of Directors
Page 2
April 14, 1992

4. The assets of Separate Account B, equal to the reserves and other liabilities arising under the contracts, shall not be charged with any liabilities arising from any other business conducted by the Company.

In arriving at the foregoing opinion, I have made such examination of law and examined such records and other documents as in my judgment are necessary or appropriate.

I consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name under the caption "Legal Opinions" in the prospectus contained in the Registration Statement.

Very truly yours



G.R. Narber
Vice President and General Counsel

GRN/ka